UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Golden Minerals Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2026 Annual Meeting of Stockholders

To Our Stockholders,

The 2026 annual meeting of stockholders of Golden Minerals Company will be held at Embassy Suites by Hilton Denver International Airport, Room Mount Evans, 7001 Yampa Street, Denver, CO 80249, on Friday, June 12, 2026, at 1:00 p.m. Mountain Time. For instructions on how to attend and vote your shares at the annual meeting, see the information in the accompanying Proxy Statement. The annual meeting of stockholders will be held for the following purposes:

1.	To elect five directors to hold office until the 2027 annual meeting of stockholders or until their successors are elected;
2.	To ratify the appointment of Haynie & Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.	To transact such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

The Board of Directors recommends (i) a vote “FOR” each of the director nominees; and (ii) a vote “FOR” Proposal 2.

You are entitled to attend and vote at the annual meeting, or any postponement or adjournment of the annual meeting, if you are a holder of our common stock at the close of business on April 15, 2026. This Proxy Statement, proxy card and Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2025, are first being sent to stockholders on or around April 30, 2026.

Your vote is important. Whether or not you plan to attend the annual meeting, you are urged to vote as soon as possible to ensure your shares are represented and voted at the annual meeting.

If you are a stockholder of record or “registered stockholder”:

How You Can Vote
We use the “Notice and Access” model permitted by the U.S. Securities and Exchange Commission for distributing our annual meeting materials electronically to certain stockholders. Some stockholders may also automatically receive our annual meeting materials in paper form. You may choose to receive your materials in either format. Please see “Internet Availability of Proxy Materials” on page 4 of the Proxy Statement for more information. To make sure that your shares are represented at the annual meeting, please cast your vote by one of the following methods:
Online	Go to www.aalvote.com/AUMN and follow the instructions provided. You will need the Control Number provided on your proxy card.
Telephone	Dial 1-866-804-9616 using a touch-tone telephone and following the menu instructions.
Mail	Complete, sign and date your proxy card, then fold and return your proxy card using the prepaid envelope provided.
During the Meeting	You may vote in person by attending the meeting at Embassy Suites by Hilton Denver International Airport on June 12, 2026.

If you are a beneficial stockholder and hold your shares through a broker, bank or other nominee:

You should follow the instructions in the Notice or voting instructions provided by your broker or nominee. In these cases, you may vote by Internet, telephone or mail. You may vote your shares beneficially held through your broker if you attend the annual meeting and you obtain a legal proxy from your broker giving you the legal right to vote the shares at the annual meeting.

How You Can Access Proxy Materials Online

Important Notice Regarding the Availability of Proxy Materials for the 2026 annual meeting:

The Proxy Statement, Proxy Card and Annual Report to Stockholders for the year ended December 31, 2025 are available on the Internet at http://www.web.viewproxy.com/AUMN/2026.

April 30, 2026

Cordially,

Pablo Castanos

President and Chief Executive Officer

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD OR SUBMIT YOUR PROXY AND/OR VOTING INSTRUCTIONS BY TELEPHONE OR THROUGH THE INTERNET SO THAT A QUORUM MAY BE REPRESENTED AT THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING IN PERSON MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

Proxy Statement

GOLDEN MINERALS COMPANY

1312 17th Street, Unit #2136

Denver, Colorado, 80202

This Proxy Statement is furnished to the stockholders of Golden Minerals Company (“Golden Minerals,” the “Company,” “we” or “our”) in connection with the solicitation of proxies by the board of directors of Golden Minerals to be voted at the annual meeting of stockholders on June 12, 2026, or at any postponements or adjournments of the annual meeting. Our annual meeting is being held for the purposes set forth in the accompanying Notice of 2026 Annual Meeting of Stockholders. The Proxy Statement, proxy card and Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2025, were made available to stockholders on or about April 30, 2026.

INTERNET AVAILABILITY OF PROXY MATERIALS

We will furnish our proxy materials through “Notice and Access” via the Internet in accordance with the rules adopted by the Securities and Exchange Commission (the “SEC”). In accordance with the “Notice and Access” model, we will furnish a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders who will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of proxy materials. The Notice will contain instructions on how to access our proxy materials and how to vote. In addition, stockholders may request proxy materials in printed form by mail or electronically by email by writing investor.relations@goldenminerals.com. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Important Notice Regarding the availability of proxy materials for the Annual Stockholders Meeting to be held on June 12, 2026: The Proxy Statement, Proxy Card, and Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2025, are available at http://www.web.viewproxy.com/AUMN/2026.

ABOUT THE MEETING

You have received these proxy materials because our board of directors is soliciting your proxy to vote your common stock at the annual meeting of stockholders to be held on June 12, 2026. This Proxy Statement describes matters on which we would like you to vote at our annual meeting. It also provides you with information on these matters so that you may make an informed decision.

HOW TO ATTEND THE ANNUAL MEETING

All stockholders (or their duly appointed proxies) as of the close of business on April 15, 2026 (the “record date”) may attend the annual meeting. If you are not a stockholder of record but hold your shares through a broker, bank or other holder of record (i.e., in “street name”) and wish to attend the annual meeting, you will need to provide proof of beneficial ownership on the record date, such as your most recent account statement as of the record date, a copy of the voting instruction card provided by your broker, bank or other holder of record, or other similar evidence of ownership. Registration and seating will begin at approximately 15 minutes prior to the starting time of the annual meeting. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

HOW YOU CAN VOTE

We encourage stockholders to submit their votes in advance of the annual meeting. You may elect to vote by one of four methods.

If you are a stockholder of record or “registered stockholder”:

Online	Go to www.aalvote.com/AUMN and follow the instructions provided. You will need the Control Number provided on your proxy card.
Telephone	Dial 1-866-804-9616 using a touch-tone telephone and following the menu instructions.
Mail	Complete, sign and date your proxy card, then fold and return your proxy card using the prepaid envelope provided.
During the Meeting	You may vote in person by attending the meeting at Embassy Suites by Hilton Denver International Airport on June 12, 2026.

If you are a beneficial stockholder:

You should follow the instructions in the Notice or voting instructions provided by your broker or nominee. In these cases, you may vote by Internet, telephone or mail. You may vote your shares beneficially held through your broker if you attend the annual meeting and you obtain a legal proxy from your broker giving you the legal right to vote the shares at the annual meeting.

PROPOSALS FOR THE 2026 ANNUAL MEETING

At our annual meeting, stockholders will vote on the following two items of business:

1.	To elect five directors to hold office until the 2027 annual meeting of stockholders or until their successors are elected; and

2.	To ratify the appointment of Haynie & Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Stockholders will also vote on such other matters as may properly come before the annual meeting or any postponement or adjournment thereof.

Our board of directors recommends that you vote:

●	“FOR” the election of each of the five nominated directors (see “Proposal 1”); and

●	“FOR” the ratification of the appointment of Haynie & Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (see “Proposal 2”).

With respect to any other matter that properly comes before the annual meeting, any of the officers named as proxy holder will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

SHARES ENTITLED TO VOTE

As of the close of business on the record date, 15,153,048 shares of common stock were outstanding and are entitled to vote at the annual meeting. You can vote all of the shares that you owned as of the close of business on the record date. These shares include: (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Most stockholders hold their shares through a broker or other holder of record rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and we have sent the Notice directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the annual meeting. You may vote by proxy via the Internet or telephone by following the instructions provided in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by filling out the proxy card included with the materials or by calling the toll-free number found on the proxy card.

Beneficial Owner. If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by that holder together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote and are also invited to attend the annual meeting.

STOCKHOLDERS ENTITLED TO ATTEND THE MEETING

All stockholders (or their duly appointed proxies) as of the record date may attend the annual meeting.

QUORUM

The presence at the annual meeting, in person or by proxy, of the holders of one-third (at least 33 and 1/3%) of the shares of our common stock outstanding and entitled to vote as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the annual meeting (other than an adjournment or postponement of the annual meeting). If you properly submit a proxy, even if you abstain from voting or cast a “WITHHOLD” vote, then your shares will be counted for purposes of determining the presence of a quorum. If a broker or bank indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the annual meeting.

HOW YOU MAY VOTE ON EACH PROPOSAL

The voting options for the proposals that we will consider at the annual meeting are:

●	Proposal 1 — Election of Directors: In the election of directors, you may vote “FOR” any one or all of the nominees, or you may “WITHHOLD” with respect to any one or all of the nominees.

●

Proposal 2 — Ratification of Appointment of Independent Auditors: For the ratification of the appointment of Haynie & Company, you may vote “FOR” or “AGAINST” the proposal or you may indicate that you wish to “ABSTAIN” from voting on the proposal.

VOTES REQUIRED FOR APPROVAL

The voting requirements for the proposals that we will consider at the annual meeting are:

●

Proposal 1 — Election of Directors: Five candidates will be elected by a plurality of affirmative votes of the outstanding shares of common stock present at the annual meeting (either in person or by proxy). That is, the five candidates that receive the highest number of affirmative votes will be elected to serve on our board of directors. However, pursuant to our Majority Voting Policy, if with respect to any particular candidate, the number of votes “WITHHELD” exceeds the number of votes “FOR,” such candidate is required to tender his or her written resignation to the Board. See “The Board and Its Committees - Majority Voting Policy.” Broker non-votes are not counted for determining the number of votes cast “FOR” or “WITHHELD” for such candidate and therefore have no effect on the outcome of the vote.

●	Proposal 2 — Ratification of Appointment of Independent Auditors: The affirmative vote of a majority of the outstanding shares of common stock present at the annual meeting (either in person or by proxy) and entitled to vote on this matter will be required for ratification. Abstentions, which are included in the calculation of the number of shares present or represented by proxy and entitled to vote at the annual meeting, will have the effect of a vote “AGAINST” the proposal.

RIGHTS OF DISSENTERS

No action is proposed at this annual meeting for which the laws of the State of Delaware or our amended and restated bylaws (the “Bylaws”) provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

HOW PROXIES WILL BE TABULATED AND VOTED

Votes will be tabulated by Alliance Advisors. We do not expect any matters to be presented for a vote at the annual meeting other than the matters described in this Proxy Statement. If you grant a proxy, any of the officers named as proxy holder, Pablo Castanos, Anil Jiwani, or their nominee(s) or substitute(s), will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the annual meeting. If a director nominee is not available as a candidate for director, any of the officers named as proxy holder will vote your proxy for another candidate nominated by our board of directors.

Proxies submitted properly will be voted in accordance with the instructions contained therein. If you submit a proxy but do not provide voting directions, the proxy will be voted:

(i)	“FOR” the election of each of the five director nominees listed in Proposal 1 (Election of Directors), and

(ii)	“FOR” the approval of Proposal 2 (Ratification of Appointment of Independent Auditors),

and in such manner as the proxy holders named on the proxy determine, in their discretion, upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

If your shares are held through a broker, bank or other nominee (collectively referred to as “brokers”), the broker will vote your shares according to the specific instructions it receives from you. If the broker does not receive voting instructions from you, the broker may vote only on proposals that are considered “routine” matters. Under applicable rules, at this year’s annual meeting, your broker may vote without your instructions only on Proposal 2 (Ratification of Appointment of Independent Auditors). The broker’s failure to vote on Proposal 1 (Election of Directors) because the broker lacks discretionary authority to do so, is commonly referred to as a “broker non-vote.”

CHANGING YOUR VOTE

After you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the annual meeting by (1) delivering a written notice of your revocation to our Corporate Secretary at our principal executive office located at 1312 17th Street, Unit #2136, Denver, Colorado, 80202; (2) executing and delivering a later dated proxy card; or (3) by the Internet or telephone by following the voting instructions provided in the Notice. In addition, the powers of the proxy holders to vote your stock will be suspended if you attend the annual meeting and so request, although attendance at the annual meeting will not by itself revoke a previously granted proxy.

SOLICITATION COSTS

The accompanying proxy is solicited on behalf of the Company by its board of directors, and the cost of solicitation will be borne by Golden Minerals. Following the original mailing of the proxies and soliciting materials, directors, officers, and employees of the Company may solicit proxies by mail, telephone, facsimile, email or personal interviews. We will also request brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees, and we will reimburse brokers for their reasonable out-of-pocket expenses in so doing.

PROPOSAL 1 ELECTION OF DIRECTORS

The board of directors unanimously recommends that the Company’s stockholders vote “FOR” the election of each of the five nominees.

The board of directors has nominated for election at the annual meeting Messrs. Clevenger, Castanos, Morano and Watkins and Ms. Friedman to serve until the 2027 annual meeting of stockholders or until their successors are elected. Messrs. Clevenger, Castanos, Morano and Watkins and Ms. Friedman are currently directors of Golden Minerals. Each nominee has consented to being named as a nominee.

The following table sets forth the full name, age and current positions of each nominee:

Name	Age	Position
Jeffrey G. Clevenger (3)(4)	76	Director, Chairman of the Board of Directors
Pablo Castanos (1)	54	Director
Deborah J. Friedman (2)(4)	73	Director, Chair of the Corporate Governance and Nominating Committee
Kevin R. Morano (2)(3)	72	Director, Chair of the Audit Committee and the Compensation Committee
David H. Watkins (2)(3)(4)	81	Director

(1)	Mr. Castanos also serves as our President and Chief Executive Officer.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Corporate Governance and Nominating Committee.

The five candidates that receive the highest number of affirmative votes will be elected to serve on our board of directors.

Biographical information regarding each nominee is set forth below, based upon information furnished to us by the nominee.

Nominees for Election

Jeffrey G. Clevenger. Mr. Clevenger has served as Chairman of our board since March 2009. He also served as our President from March 2009 to May 2015 and as our Chief Executive Officer from March 2009 to September 2015. He has 50 years of experience in the mining industry. Mr. Clevenger served as a director and President and Chief Executive Officer of our predecessor, Apex Silver Mines Limited (“Apex Silver”) from October 2004 until March 2009. Mr. Clevenger worked as an independent consultant from 1999 when Cyprus Amax Minerals Company, his previous employer, was sold until he joined Apex Silver in 2004. Mr. Clevenger served as Senior Vice President and Executive Vice President of Cyprus Amax Minerals Company from 1993 to 1998 and 1998 to 1999, respectively, and as President of Cyprus Climax Metals Company and its predecessor, Cyprus Copper Company, a large integrated producer of copper and molybdenum with operations in North and South America, from 1993 to 1999. He was Senior Vice President of Cyprus Copper Company from August 1992 to January 1993. From 1973 to 1992, Mr. Clevenger held various technical, management and executive positions at Phelps Dodge Corporation, including President and General Manager of Phelps Dodge Morenci, Inc. He is a Member of the American Institute of Mining, Metallurgical and Petroleum Engineers and the Metallurgical Society of America. Mr. Clevenger holds a B.S. in Mining Engineering with Honors from the New Mexico Institute of Mining and Technology and is a graduate of the Advanced International Senior Management Program of Harvard University. In determining Mr. Clevenger’s qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in the mining industry, including the operating, management, and executive positions he has held previously at several other mining companies.

Pablo Castanos. Mr. Castanos has served on our board since June 2025. He joined our Company as Executive Vice President in June 2023 and was appointed President and Chief Executive Officer in June 2024. Since 2017, he has served as Managing Partner of real estate development and construction companies. Between 2013 and 2016, he worked at Goldcorp Inc. (now Newmont Corporation) in Vancouver, British Columbia, Canada, initially serving as director of environmental compliance and subsequently serving as Vice President of corporate social responsibility. From 2009 to 2013, he worked at Golden Minerals, serving as director of corporate affairs and later as Vice President of corporate affairs. Between 2007 and 2009, he held the role of director of investor relations with Apex Silver Mines, and from 2004 to 2007 he served as Corporate Manager of Minera San Cristóbal, the largest silver, zinc and lead mine in Bolivia. Mr. Castanos holds a BA in Economics and an MBA in finance from Gabriela Mistral University in Santiago, Chile. In determining Mr. Castanos’ qualifications to serve on our board of directors, the board has considered among other things, his experience and expertise in the mining industry, his international and strategic leadership expertise, and his experience in strategic planning, finance, compliance, sustainability, government affairs and risk management.

Deborah Friedman. Ms. Friedman has served as a director of our company since 2021 and has over 40 years of experience in the mining industry. Ms. Friedman is a retired partner of Davis Graham and Stubbs, LLP (“Davis Graham”), a law firm based in Denver, Colorado, where her practice focused primarily on corporate finance, securities, corporate governance, and domestic and international mergers and acquisitions matters for both publicly traded and privately held companies, with specific expertise in the mining industry. She previously served as senior vice president, general counsel and corporate secretary for Golden Minerals between 2009 and 2015 under an arrangement whereby she split her time between Golden Minerals and Davis Graham. From 2007 to 2009, Ms. Friedman served as senior vice president, general counsel and corporate secretary of Apex Silver Mines Limited, predecessor to Golden Minerals. Prior to joining Davis Graham in 2000, she spent 16 years working in varied positions including general counsel in the legal departments of Cyprus Amax Minerals Company and AMAX Gold Inc. She has served on the board of directors of Vista Gold (NYSE American: VGZ and TSX: VGZ) since March 2019.

Ms. Friedman has received numerous accolades and recognition for her work, including being featured in the International Who’s Who of Mining Lawyers by Law Business Research Ltd., and The Best Lawyers in America©. Ms. Friedman holds a Bachelor of Arts Degree in History from the University of Illinois and a Juris Doctor Degree from the University of Michigan Law School. In determining Ms. Friedman’s qualifications to serve on our board of directors, the board has considered, among other things, her experience and expertise in the US domestic and international mining industry, corporate governance, equity and debt transactions and public company mergers and acquisitions.

Kevin R. Morano. Mr. Morano has served as a director of our Company since March 2009. He has over 45 years of experience in the mining industry. Mr. Morano has been Managing Principal of KEM Capital LLC, a private equity investment company and provider of management advisory services, since March 2007. Prior to forming his own company, Mr. Morano held a number of senior executive positions at major American public companies including a 21-year career at ASARCO Incorporated, a global copper mining company and specialty chemicals and aggregates producer, which was acquired by Grupo Mexico in December 1999. At ASARCO, Mr. Morano served in various senior executive capacities including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. He previously served as a director of Bear Creek Mining Company, Asarco Incorporated, Southern Peru Copper Corporation, Coeur d’Alene Mines and Apex Silver. From March 2002 to March 2007, Mr. Morano was employed at Lumenis Ltd initially as Chief Financial Officer and subsequently as Senior Vice President for Marketing and Business Development. From May 2000 through October 2001, Mr. Morano served as the Chief Financial Officer of Exide Technologies. Mr. Morano holds a B.Sc. in Finance from Drexel University and an M.B.A. from Rider University. In determining Mr. Morano’s qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in the mining industry, public and private finance and management experience at public mining companies.

David H. Watkins. Mr. Watkins has served as a director of our Company since March 2009. He has over 50 years of experience in the mining industry, working as a senior executive with major mining companies and junior exploration and development companies. From 2011 to 2016, Mr. Watkins served as Chairman of Atna Resources Ltd. (“ATNA”), a company engaged in the exploration, development and production of gold properties. Mr. Watkins previously served ATNA as Executive Chairman from June 2010 to June 2011 and Chief Executive Officer from March 2000 to June 2010. From 1993 to 1999, Mr. Watkins served as Senior Vice President, Exploration of Cyprus Amax Minerals Company, a producer of commodities including copper, gold, molybdenum, lithium and coal. Prior to his employment with Cyprus Amax, Mr. Watkins served as President of Minova Inc., a producer of precious metals and base metals from mining operations in Canada. Mr. Watkins currently serves on the boards of directors of a number of companies, including Euro Resources S.A., Enduro Metals Corporation, and Commander Resources Ltd. Mr. Watkins previously served on the boards of Argonaut Gold Inc., Rio Novo Gold Inc., Camino Minerals Corporation, Valley High Ventures, Maudore Minerals Ltd., Canplatts Inc., Bearing Lithium Corporation and Landdrill International Inc. Mr. Watkins holds a B.A. in Geology from Queen’s University at Kingston, and an M.S. in Geology from Carleton University, Ottawa, and is a graduate of the Executive Business Program of the University of Western Ontario. Mr. Watkins is a member of the Canadian Institute of Mining and Metallurgy, Geological Association of Canada, Geological Society of Nevada and Prospectors and Developers Association of Canada. In determining Mr. Watkins’ qualifications to serve on our board of directors, the board has considered, among other things, his experience and expertise in mineral exploration for base and precious metals in South America and other regions, and his experience as an executive or director of small public mining companies like our company and familiarity with the technical exploration, financing, and management issues faced by such companies.

PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The board of directors, pursuant to the recommendation of the Audit Committee of the board of directors, unanimously recommends that the Company’s stockholders vote “FOR” the ratification of the appointment of Haynie & Company (“Haynie”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

The affirmative vote of the holders of a majority of the common stock entitled to vote and represented in person or by proxy at the annual meeting is required to ratify the selection of our independent registered public accounting firm for the fiscal year 2026. In the event the ratification is not approved by the required number of holders, the Audit Committee may reconsider, but will not necessarily change, its selection of Haynie to serve as our independent registered public accounting firm.

Haynie has been engaged as the Company’s independent registered public accounting firm since July 7, 2023 and audited the Company’s financial statements for the fiscal years ended December 31, 2023, 2024 and 2025.

The following table sets out the aggregate fees billed for the fiscal years ended December 31, 2025 and 2024 for the categories described.

	Fiscal Year Ended December 31,
	2025(3)	2024(3)
Audit Fees(1)	$255,379	$207,600
Audit-Related Fees(2)	$—	$63,593
Tax Fees	$—	$—
All Other Fees	$—	$—
Total Fees	$255,379	$271,193

(1)	Audit fees include fees for services rendered for the audit of our annual financial statements and reviews of our quarterly financial statements.
(2)	Audit-related fees include fees for consents and comfort letters.
(3)	The Company paid its prior auditor, Armanino, LLP, $39,153 related to consents and comfort letters in 2024.

The Audit Committee Charter includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The Audit Committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and non-audit services performed by the outside auditors, subject to any exception under Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee must report any decisions to the full committee at its next scheduled meeting. All fees and services of Haynie during 2023, 2024, and 2025, and of Armanino during 2023 and 2024, were approved by the Audit Committee pursuant to its pre-approval policy set forth in the Audit Committee Charter.

THE BOARD AND ITS COMMITTEES

Meetings and Committees of the Board of Directors

During 2025, our board of directors held 20 meetings. Each director attended more than 75% of the aggregate of meetings of the Board and meetings of the Committees of the Board of which that director is a member.

Audit Committee. We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met four times during 2025. Our Audit Committee is currently comprised of Kevin Morano (Chairperson), Deborah Friedman and David Watkins. Each of the members of the Audit Committee is independent and financially sophisticated, as defined and required by applicable securities laws and stock exchange rules. Our board of directors has determined that Mr. Morano qualifies as an “Audit Committee Financial Expert” as that term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for the selection, compensation, retention and oversight of the independent auditor, which reports directly to the Audit Committee. The Audit Committee also assists the board of directors in reviewing and oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The Audit Committee regularly reviews the Company’s financial statements and reports, earnings press releases, financial reporting process, system of internal controls, and compliance with applicable law.

The board of directors has adopted a written charter for the Audit Committee that may be viewed on Golden Minerals’ website at:

https://www.goldenminerals.com/pdfs/GLDN_Audit_Committee_Charter.pdf

Compensation Committee. The Compensation Committee met once during 2025 and is currently comprised of Kevin Morano (Chairperson), Jeffrey Clevenger and David Watkins. Each member of the Compensation Committee is independent as defined and required by applicable securities laws and stock exchange rules. The principal responsibilities of the Compensation Committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under our Amended and Restated 2023 Equity Incentive Plan, and provide counsel regarding key personnel selection. The Compensation Committee has authority to retain such compensation consultants, outside counsel and other advisors as the Committee in its sole discretion deems appropriate. The Compensation Committee has not engaged the services of or paid a fee to any compensation consultant or other third party to evaluate or assist with the evaluation of the Company’s compensation arrangements.

The board of directors has adopted a charter for the Compensation Committee that may be viewed on Golden Minerals’ website at:

https://www.goldenminerals.com/pdfs/GLDN_Compensation_Comm_Charter.pdf

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held one meeting in 2025. It is currently comprised of Deborah Friedman (Chairperson), Jeffrey Clevenger and David Watkins. Each member of the Corporate Governance and Nominating Committee is independent as defined and required by applicable securities laws and stock exchange rules. The Corporate Governance and Nominating Committee is responsible for overseeing and evaluating the board of directors’ performance, selecting and evaluating prospective director nominees and reviewing board and board committee compensation. The Corporate Governance and Nominating Committee also oversees and provides advice to the board of directors regarding our corporate governance policies, practices and procedures.

The board of directors has adopted a charter for the Corporate Governance and Nominating Committee that may be viewed on Golden Minerals’ website at:

https://www.goldenminerals.com/pdfs/GLDN_Corp_Gov_Nominating_Comm%20Charter.pdf

The Role of the Corporate Governance and Nominating Committee in the Nomination Process

In identifying and recommending nominees for positions on our board of directors, our Corporate Governance and Nominating Committee places emphasis on the following criteria, among others:

●	Judgment, character, expertise, skills and knowledge useful to the oversight of our business;
●	Business or other relevant experience; and
●	The extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of our board of directors will contribute to a board that is effective, collegial and responsive to the needs of the Company.

Our Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the Corporate Governance and Nominating Committee to recommend them to our board of directors but rather believes that each nominee should be evaluated based on his or her individual merits, considering the needs of the Company and the composition of our board of directors. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. We do not, however, have any formal policy regarding diversity in identifying nominees for a directorship, but rather consider it among the various factors relevant to any particular nominee. Our Corporate Governance and Nominating Committee evaluates possible candidates in detail and suggests individuals to explore in more depth. In the event that we decide to fill a vacancy that exists, or we decide to increase the size of the board of directors, our Corporate Governance and Nominating Committee will identify, interview and examine, and make recommendations to the board of directors regarding appropriate candidates. We identify potential candidates principally through suggestions from the Company’s directors and senior management. Our President and Chief Executive Officer and board members may also seek candidates through informal discussions with third parties. We also consider candidates recommended or suggested by stockholders.

Board Independence and Leadership Structure

Our board of directors has determined that each of our current directors, other than Mr. Castanos, our President and Chief Executive Officer, is independent as defined by applicable securities laws and stock exchange rules.

Mr. Clevenger served as our President until May 2015 and as our Chief Executive Officer to September 2015. Mr. Clevenger has served as our Chairman of the board of directors since Company’s inception in 2009. The board believes that the Company is best served by a Chairman who has been actively involved with the Company and is therefore able to bring a significant depth of knowledge about the Company to the role of Chairman.

We believe that our current board leadership structure is appropriate as a majority of our board of directors are independent directors.

The Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the board of directors’ attention any material risks to the Company. The board of directors has oversight responsibility through its Audit Committee, which oversees the Company’s risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Stockholder Nominations

The Corporate Governance and Nominating Committee will receive, review and evaluate director candidate recommendations from stockholders. The Corporate Governance and Nominating Committee has adopted written procedures to be followed by stockholders in submitting such recommendations. Candidates proposed by stockholders will be evaluated by the Corporate Governance and Nominating Committee in the same manner as candidates that are not proposed by stockholders. A stockholder that wishes to submit a director nomination for inclusion on the universal proxy card in connection with the 2027 annual meeting, other than those directors nominated by the Company, must submit advance written notice to the Chairperson of the Corporate Governance and Nominating Committee no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting date. The notice must include all of the information required by Rule 14a-19 under the Exchange Act.

A stockholder nominee for director should be a person of integrity committed to devoting the time and attention necessary to fulfill his or her duties to Golden Minerals. The Corporate Governance and Nominating Committee will evaluate the independence of directors and potential directors nominated by stockholders, as well as his or her business experience, specialized skills and other experience. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for board membership. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. The Corporate Governance and Nominating Committee will also consider issues involving possible conflicts of interest of directors or potential directors.

The information noted on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated herein or into any of our other filings with the SEC.

Communication with the Board

We have established a process for security holders to communicate with the board of directors. Securityholders wishing to communicate with the board of directors of Golden Minerals should send an email, write or telephone to:

Golden Minerals Company

Attn: Investor Relations

1312 17th Street, Unit #2136
Denver, Colorado, 80202

Telephone: (303) 764-9170

Email: investor.relations@goldenminerals.com

Any such communication must state the type and amount of Golden Minerals securities held by the securityholder and must clearly state that the communication is intended to be shared with the board of directors, or if applicable, with a specific committee of the board. Any such communication received will be forwarded to the members of the board or specific board committee.

Director Attendance at the Annual Meeting

All members of the board of directors are encouraged, but not required, to attend the annual meeting of stockholders. All members of the Board attended the 2025 annual meeting of stockholders, which was held on May 27, 2025.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently comprised of Kevin Morano, Jeffrey Clevenger and David Watkins. With the exception of Mr. Clevenger, who was our President to May 2015 and our Chief Executive Officer to September 2015, no member of the Compensation Committee has ever been an officer or employee of Golden Minerals or any of its subsidiaries. None of the individuals on our Compensation Committee had any reportable transactions with Golden Minerals or any of its subsidiaries in 2025. None of our current executive officers have served as a member of the compensation committee (or equivalent thereof) of another entity.

Policy Regarding Options and Similar Equity Awards

We do not currently grant new awards of stock options, stock appreciation rights or similar option-like equity awards. Accordingly, we have no specific policy or practice on the timing of grants of such awards in relation to the disclosure of material nonpublic information. In the event we determine to grant new awards of stock options or similar equity awards in the future, the Compensation Committee will evaluate the appropriate steps to take in relation to the foregoing.

Insider Trading Policy

The information required by Item 408(b) of Regulation S-K regarding the Company’s insider trading policies and procedures is incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 1, 2026.

Majority Voting Policy

The election of directors at the annual meeting is subject to the Company’s Majority Voting Policy (the “Majority Voting Policy”). The Majority Voting Policy was adopted by the board of directors on April 24, 2026. Pursuant to the Majority Voting Policy, proxy forms for meetings of the Company’s shareholders (each a “Shareholder” and collectively, the “Shareholders”) at which directors are to be elected will enable the Shareholder to vote for or to withhold from voting for each individual nominee. If, with respect to any particular nominee for election to the board of directors, the number of votes withheld exceeds the number of votes for the nominee, then, for the purpose of the majority voting policy, the nominee will be considered not to have received the confidence and support of the Shareholders, even though duly elected as a matter of corporate law. A person elected as a director who is considered for the purpose of the Majority Voting Policy not to have received the confidence and support of the Shareholders is required to immediately tender his or her resignation as a director, to be effective on acceptance by the board of directors. The board of directors will consider the tendered resignation and disclose by news release its decision whether or not to accept that resignation and the reasons for its decision no later than 90 days after the date of the relevant Shareholders’ meeting. The board of directors will accept the tendered resignation, absent exceptional circumstances. In considering whether or not to accept the tendered resignation, the board of directors will consider all factors that it deems in its discretion to be relevant, including, without limitation, any stated reasons why Shareholders withheld votes for election of such director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contribution to the Company and the Company’s corporate governance policies. The board of directors may refer the resignation to the Corporate Governance and Nominating Committee for consideration and the making of a recommendation to the board of directors. A director who tenders his or her resignation pursuant to the Majority Voting Policy will not be permitted to participate in any board or committee meeting at which his or her resignation is to be considered.

To the extent that one or more director’s resignations are accepted by the board of directors, the board of directors may in its discretion, subject to any restrictions imposed by applicable corporate or securities law, (i) leave the resultant vacancy unfilled until the next annual Shareholders’ meeting, (ii) fill the vacancy through the appointment of a director whom the board of directors considers to merit the confidence and support of the shareholders, or (iii) call a special Shareholders’ meeting to consider the election of a nominee to fill the vacant position(s).

In the event that any director refuses to tender his or her resignation, he or she will not be re-nominated for election by the board of directors. The Majority Voting Policy does not apply to contested meetings (i.e., meetings at which the number of directors nominated for election is greater than the number of seats available on the board of directors).

Director Compensation

Our directors who are also our employees receive no fees for board service. Currently, Mr. Castanos is the only director who is also an employee.

Since December 1, 2024, non-employee directors have not received cash compensation for board service due to the financial condition of the Company. We reimburse our directors for all reasonable out-of-pocket costs incurred by them in connection with their services. To conserve cash, all board fees earned in 2023 and 2024 were accrued but not paid at the regular time. Approximately one half of the entire amount accrued for each non-employee director was paid to such director in December 2024.

Non-employee directors may receive discretionary grants of restricted stock units under our Amended and Restated 2023 Equity Incentive Plan. Restricted stock units typically vest on the first anniversary of the grant date, and the recipient director is entitled to receive one unrestricted share of common stock for each vested restricted stock unit upon the termination of the director’s service on our board of directors. Our directors are also eligible to receive other equity awards, including stock options, stock appreciation rights, restricted stock units and other stock awards pursuant to our Amended and Restated 2023 Equity Incentive Plan. Directors may also hold previously issued restricted stock units and may be entitled to other amounts that are payable on a delayed basis, under the Company’s Non-Employee Directors’ Deferred Compensation and Equity Award Plan (the “Deferred Compensation Plan”). Each non-employee director was awarded a grant of 175,000 restricted stock units in 2025.

The table below sets forth all compensation earned by our non-employee directors during 2025.

Name	Restricted Stock Awards ($)(1)(2)	Total ($)
Jeffrey G. Clevenger	31,500	31,500
Deborah J. Friedman	31,500	31,500
Kevin R. Morano	31,500	31,500
David H. Watkins	31,500	31,500
(1)	At December 31, 2025, the aggregate number of outstanding restricted stock unit awards for each non-employee director were as follows: Mr. Clevenger – 308,600; Ms. Friedman – 283,000; Mr. Morano – 304,493; and Mr. Watkins – 304,493.

(2)	Restricted stock units will vest on the first to occur of (i) the first anniversary of the grant date and (ii) a Change of Control as defined in the 2023 Plan. The amounts represent the grant date fair market value of the RSUs, calculated in accordance with FASB ASC Topic 718.

EXECUTIVE COMPENSATION

Summary Compensation Table

Compensation information is set forth below for the named executive officers (“NEO”) of Golden Minerals through December 31, 2025, including our current principal executive officer, our one other highest compensated executive officer during 2025, and our former chief financial officer, who would have been among the two other highest compensated executive officers for 2025 had he not terminated employment. We have not entered into employment agreements with any of our executive officers but have certain arrangements regarding payments following termination of employment. For a description of these arrangements, see “—Post-Employment Payments.” All executives are employed on an at-will basis.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	All Other Compensation(2) ($)	Total ($)

Pablo Castanos(3)	2025	300,000	135,000	12,838	447,838
President and Chief Executive Officer	2024	300,000	164,000	12,838	476,838
Joe Dwyer (4)	2025	93,750	—	4,685	98,435
Former Chief Financial Officer	2024	195,208	35,000	4,404	234,024
Anil Jiwani (5)	2025	—(6)			—
Chief Financial Officer

(1)	Stock-based compensation cost for stock awards is measured based on the closing fair market value of the Company’s common stock on the date of grant, in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). See Note 14 of the Notes to the Consolidated Financial Statements for the year-ended December 31, 2025, included in our Annual Report to Stockholders, for a discussion of the grant date fair value. On June 24, 2025, Mr. Castanos received 750,000 restricted stock units pursuant to the Amended and Restated 2023 Equity Incentive Plan with a fair market value on the grant date of $135,000. In connection with Mr. Dwyer’s resignation, Mr. Dwyer forfeited 666 shares of restricted stock and 100,000 restricted stock units became fully vested as of May 31, 2025 pursuant to Mr. Dwyer’s separation agreement.. Mr. Dwyer was issued 100,000 common shares of the Company for these restricted stock units on April 9, 2026.
(2)	Amounts shown as “All Other Compensation” include contributions to the Company’s 401(k) Plan, life insurance premiums paid on behalf of each of the named executive officers and other items. For Mr. Dwyer, the amount also includes consulting fee of $588 paid to Mr. Dwyer in 2025 pursuant to a consulting agreement entered into between the Company and Mr. Dwyer in connection with his resignation.
(3)	Mr. Castanos was appointed as the Executive Vice President of the Company on July 1, 2023 and as President and Chief Executive Officer on June 17, 2024.
(4)	Mr. Dwyer was appointed as the Chief Financial Officer of the Company effective as of August 15, 2024 and resigned on May 31, 2025.

(5)	Mr. Jiwani is the Chief Operating Officer, a Director and principal of Avisar Everyday Solutions Ltd. (“Avisar”). The Company has outsourced certain aspects of its accounting function to Avisar. Mr. Jiwani was appointed the Chief Financial Officer of the Company on June 1, 2025, which services are provided through Avisar.
(6)	During the period from June 1, 2025 to December 31, 2025, the Company paid $84,711 to Avisar for the outsourcing of certain aspects of its accounting function, including Mr. Jiwani’s services as Chief Financial Officer. The Company does not pay Mr. Jiwani directly; the fees paid to Avisar by the Company include fees for services provided by Mr. Jiwani as Chief Financial Officer as well as other services provided by Avisar including services provided by other members of the accounting team.

The Company terminated further grants under its 2009 Equity Incentive Plan when the Company’s stockholders approved the 2023 Equity Incentive Plan at the Company’s 2023 annual meeting. Under the Amended and Restated 2023 Equity Incentive Plan, awards of the Company’s common stock may be made to officers, directors, employees, consultants and agents of the Company and its subsidiaries. As of April 15, 2026, the total number of authorized shares available under the Amended and Restated 2023 Equity Incentive Plan is 3,030,610 and an aggregate of 2,670,079 shares are issuable under outstanding awards that have been granted under the Amended and Restated 2023 Equity Incentive Plan. The aggregate fair market value of common stock with respect to which ISOs are exercisable for the first time by an option holder under the Amended and Restated 2023 Equity Incentive Plan or any other option plan of the Company must not exceed $100,000 in any calendar year. Options and other equity incentive awards under the Amended and Restated 2023 Equity Incentive Plan may vest in periodic installments or may be fully vested at the time of grant, as determined by our board of directors. Options under the plan generally may have a term of up to ten years, except in the case of certain participants where the term of options is limited to a term of up to five years. The exercise price of options is not less than 100% of the fair market value of the common stock on the date the option is granted, except in certain instances where the exercise price is set at 110% of such fair market value. Options and other equity awards granted under the Amended and Restated 2023 Equity Incentive Plan are generally not transferable except by will or by the laws of descent and distribution, or unless otherwise specified by our board of directors. Our board of directors may amend the plan from time to time, provided that no amendment will be effective unless approved by the stockholders of the Company to the extent necessary to satisfy the requirements of applicable law or rules of any applicable securities exchange.

In accordance with the requirements of Section 613 of the TSX Company Manual, our annual burn rate under the Amended and Restated 2023 Equity Incentive Plan as of the end of fiscal year December 31, 2025 and 2024 was 9.96% and 0.47%, respectively, and our annual burn rate under the 2009 Equity Plan as of the end of the fiscal years December 31, 2025, 2024 and 2023 was zero, zero, and 0.57%, respectively. The annual burn rate is calculated by dividing (1) the total number of securities granted under the respective equity incentive plan during the applicable fiscal year by (2) the weighted-average number of outstanding shares during the applicable fiscal year.

Equity Compensation Plan Information

The following table includes information regarding our equity compensation plans as of December 31, 2025:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a))
Equity compensation plans approved by security holders	2,470,079	(1)	—	540,531
Equity compensation plans not approved by security holders	—		—	—
Total	2,470,079		—	540,531
(1)	The amount of shares reported in column (a) includes (i) 130,079 restricted stock units issued to non-employee directors under the Non-Employee Director’s Deferred Compensation and Equity Award Plan (the “Deferred Compensation Plan”) adopted pursuant to the 2009 Equity Incentive Plan, and 1,100,000 restricted stock units issued to non-employee directors under the Amended and Restated 2023 Equity Incentive Plan, and (ii) 1,190,000 and zero restricted stock units issued to Mr. Castanos and Mr. Jiwani under the Amended and Restated 2023 Equity Incentive Plan. Upon a non-employee director’s termination of Board service, Mr. Castanos’ termination of employment or a Change of Control as defined in the respective plans, one share of stock will be issued for each vested restricted stock unit. For additional information regarding the Deferred Compensation Plan, and the Amended and Restated 2023 Equity Incentive Plan, see “The Board and its Committees—Director Compensation” and “Executive Compensation—Summary Compensation Table,” respectively.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the equity awards held by our named executive officers as of December 31, 2025:

					Stock Awards (1)
	Option Awards				Stock Awards:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)
Pablo Castanos	—	—	—	—	200,000	(2)	66,000
	—	—	—	—	750,000	(3)	247,500
Joe Dwyer	—	—	—	—	—		—
Anil Jiwani	—	—	—	—	—		—

(1)	The market value of the restricted stock units is calculated by multiplying the target number of shares underlying the restricted stock units by $0.33, the closing price of the Company’s common stock on December 31, 2025.
(2)	Represents restricted stock units granted pursuant to the Amended and Restated 2023 Equity Incentive Plan on June 18, 2024, one-half of which vest on each of the two succeeding anniversaries of the grant date, provided that vesting of any unvested restricted stock units would accelerate upon the occurrence of a “Change of Control,” as defined in the Amended and Restated 2023 Equity Incentive Plan.
(3)	Represents restricted stock units granted pursuant to the Amended and Restated 2023 Equity Incentive Plan on June 24, 2025, one-half of which vest on each of the two succeeding anniversaries of the grant date, provided that vesting of any unvested restricted stock units would accelerate upon the occurrence of a “Change of Control,” as defined in the Amended and Restated 2023 Equity Incentive Plan.

Risk Assessment and Clawback Policy

The Compensation Committee believes that although a portion of compensation provided to our executive officers is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. In fact, the design of our compensation programs encourages our executives to remain focused on both short-term and long-term strategic goals. In addition, in 2023, our board of directors adopted a clawback policy in compliance with Rule 10d-1 of the Exchange Act and Section 811 of the NYSE American listing rules. Pursuant to that policy, in the event of a restatement of the Company’s financial results as a result of material non-compliance with financial reporting requirements, the Company is generally required to recoup incentive-based compensation of any executive officer to the extent that it is granted, earned, or vested wholly or in part on financial reporting measures and if such incentive compensation would have been a lower amount if calculated based on the restated results. In such event, the recoupment amount is generally the portion of the incentive compensation that exceeds the compensation that should have been paid based on the restated results.

Post-Employment Payments

Termination Not in Connection with a Change of Control. All of our full-time salaried employees in the US, including each executive employed by us, are covered by our Severance Compensation Plan. Mr. Jiwani is not employed by the Company and is not covered by the Severance Compensation Plan. If an executive’s employment is terminated by us other than for cause (as defined in the plan) and such termination is not in connection with or following a change of control, death, disability or retirement, the executive is entitled to receive a lump sum payment equal to the executive’s then current annual salary. We will also pay the executive an amount equal to the difference between the monthly medical and/or dental premiums the executive was paying immediately prior to termination of employment and the total COBRA premium due in order to continue such insurance coverage. Our Incentive Bonus Plan provides that in such circumstances, the executive will be entitled to receive an amount equal to the executive’s target bonus percentage, multiplied by the amount of annual salary paid to the executive through the date of termination. No executive who is terminated for cause, terminates or otherwise voluntarily leaves his or her employment, or whose employment is terminated as a result of death, disability or retirement, is entitled to receive any benefits under the Severance Compensation Plan.

In addition, restrictions on unvested restricted shares will lapse and unvested restricted stock units issued pursuant to the Company’s stockholder-approved equity incentive plan(s) will vest upon an executive’s termination of employment without cause, or as a result of the executive’s death, disability or retirement. If an executive’s employment terminates for any other reason, including for cause, prior to the scheduled vesting date of restricted shares, or restricted stock units issued pursuant to the Company’s stockholder-approved equity incentive plan(s), the shares and units, respectively, are forfeited upon termination unless otherwise determined by the Company. Upon an executive’s retirement or termination without cause, all unvested options vest. If an executive’s employment terminates for cause or in the case of disability or death, all unvested options will immediately terminate. For the purpose of our restricted share and option awards, “retirement” means an executive’s termination of employment from the Company and a cessation of work in the executive’s profession as determined at the discretion of the board of directors or designated committee (i) on or after attaining age 55 and completing at least ten years of service, or (ii) on or after attaining age 62.

The following table describes the estimated potential payments and benefits under the Company’s compensation and benefit plans and agreements to which our named executive officers would have been entitled if a termination of employment had occurred as of December 31, 2025 and the actual payments and benefits that Mr. Dwyer received in connection with his resignation.

	Severance Payment (Salary)(1) ($)	Severance Payment (Bonus)(2) ($)	Health Insurance Premiums(3) ($)	Stock Awards(4) ($)		Other Compensation ($)	Total ($)
Pablo Castanos
Termination without Cause	300,000	210,000	28,013	392,700		0	930,713
Death, Disability or Retirement	0	0	0	392,700		0	392,700
Anil Jiwani (5)
Termination without Cause	0	0	0		0	0	0
Death, Disability or Retirement	0	0	0			0	0
Joe Dwyer (6)
Voluntary Resignation	0	0	0	16,000		588	16,588

(1)	Reflects executive’s annual salary for the year ended December 31, 2025.
(2)	Reflects target bonus amounts for the year ended December 31, 2025, which for Mr. Castanos was 70% of his annual base salary.
(3)	We currently pay 100% of group health insurance premiums for medical and dental benefits. Amounts shown reflect 12 months of such premiums at rates in effect at December 31, 2025.
(4)	For Mr. Castanos, reflects the value of outstanding restricted stock units calculated at $0.33 per share, the closing price of our common stock on the last trading day of 2025 (December 31, 2025) as reported on the OTCQB Venture Market, as shown above in the “Outstanding Equity Awards at Fiscal Year-End Table.” In connection with Mr. Dwyer’s resignation, Mr. Dwyer forfeited 666 shares of restricted stock and 100,000 restricted stock units became fully vested as of May 31, 2025 pursuant to Mr. Dwyer’s separation agreement. The amount reported reflects the fair market value of the restricted stock units as of May 30, 2025.
(5)	Mr. Jiwani is not employed by the Company and is compensated for his services including his services as Chief Financial Officer by Avisar Everyday Solutions Ltd. As of December 31, 2025, Mr. Jiwani would not have received any potential payments or benefits under the Company’s compensation and benefit plans if his service as Chief Financial Officer had terminated as of December 31, 2025.
(6)	Reflects consulting fee paid to Mr. Dwyer in 2025 pursuant to a consulting agreement entered into between the Company and Mr. Dwyer in connection with his resignation.

Termination in Connection with a Change of Control. We have entered into a Change of Control Agreement, as amended, with Mr. Castanos. Payments under a Change of Control Agreement are in lieu of payments pursuant to our Severance Compensation Plan and are triggered only if one of the following events occurs within two years after a change of control: (1) termination of employment by us other than for cause, disability or death, or (2) termination of employment by the executive for good reason. Upon the occurrence of a change of control, all restricted stock is no longer subject to restrictions, all unvested options shall vest and all restricted stock units issued under the Company’s stockholder-approved equity incentive plan(s) shall vest in full. The amounts shown in the table below assume the occurrence of a change of control and one of the triggering termination events on December 31, 2025. These amounts are estimates of the amounts that would have been paid to the named executive officers upon the occurrence of such events. Actual future amounts can only be determined at the time of the named executive officer’s termination of employment. If payments made to the executive would subject the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive would be entitled to receive an additional gross-up payment to cover the excise tax. In addition to the payments and benefits set forth in the table below, Mr. Castanos would be entitled to reimbursement of all reasonable legal fees and expenses incurred by him prior to December 31 of the second calendar year following the calendar year during which such termination occurs in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit under the Change of Control Agreement. Receipt of benefits upon termination is subject to the execution of a general release of claims by the named executive officer or his beneficiary.

The following table describes the estimated potential payments and benefits under the Company’s compensation and benefit plans and agreements to which our named executive officers other than Mr. Dwyer would have been entitled if a termination of employment in connection with a change of control had occurred as of December 31, 2025.

	Cash Severance Payment (Salary)(1) ($)	Cash Severance Payment (Bonus)(2) ($)	Health Insurance Premiums(3) ($)	Other Insurance Benefits(4) ($)	Outplacement Counseling (5) ($)	Stock Awards(6) ($)	Total ($)

Pablo Castanos	600,000	420,000	56,026	5,000	10,000	392,700	1,483,726
Anil Jiwani(7)	0	0	0	0	0	0	0

(1)	Mr. Castanos is entitled to receive two times his annual base salary in effect immediately prior to such termination. This amount must be paid in a lump sum within sixty days after the date of termination of employment.

(2)	Mr. Castanos is entitled to receive two times his target bonus amount. At December 31, 2025, the target bonus percentage for Mr. Castanos was 70% of his annual base salary. This amount must be paid in a lump sum within sixty days after the date of termination of employment.

(3)	We will pay, on each executive’s behalf, the portion of premiums of the Company’s group health insurance, including coverage for each of their eligible dependents, that the Company paid immediately prior to the date of termination (“COBRA Payments”) for the period that such executive is entitled to coverage under COBRA, but not to exceed 24 months for Mr. Castanos. We will pay such COBRA Payments for the executive’s eligible dependents only for coverage for those dependents that were enrolled immediately prior to the date of termination. The executive will continue to be required to pay that portion of the premium of their health coverage, including coverage for eligible dependents that they were required to pay as an active employee immediately prior to the date of termination.

(4)	For the 24-month period immediately following the date of termination, we have agreed to provide to the executive, at a cost not to exceed an aggregate of $5,000, life, disability, and accident insurance benefits substantially similar to those that the executive was receiving immediately prior to the termination of employment. For the purpose of the above table, we have assumed that a benefit in the aggregate amount of $5,000 will be provided for Mr. Castanos.

(5)	For the 52-week period immediately following the date of termination, we have agreed to reimburse the executive for reasonable expenses incurred for outplacement counseling which do not exceed $10,000. For the purpose of the above table, we have assumed that a reimbursement in the aggregate amount of $10,000 will be provided for Mr. Castanos.

(6)	Reflects the value of outstanding restricted stock unit awards calculated at $0.33 per share, the closing price of our common stock on the last trading day of 2025 (December 31, 2025) as reported on the OTCQB Venture Market, as shown above in the “Outstanding Equity Awards at Fiscal Year-End Table”.

(7)	Mr. Jiwani is not an employee of the Company and is not party to a Change of Control Agreement with the Company. Mr. Jiwani would have received no payments and benefits under the Company’s compensation and benefit plans and agreements if his services as Chief Financial Officer had terminated in connection with a change of control as of December 31, 2025.

Pay Versus Performance Disclosure

The following pay versus performance disclosure is required by rules adopted by the SEC in the fall of 2022. The disclosure required for smaller reporting companies consists of a Pay Versus Performance table and reconciliation of the information reported in the table. The SEC believes this disclosure will help stockholders better evaluate the link between executive pay and performance, both for the Company on a stand-alone basis and as compared to other publicly traded companies.

The pay versus performance table is highly regulated and requires pay disclosure that is significantly different than what we have customarily provided in the Summary Compensation Table and the other executive compensation tables in prior years. The table currently provides SEC mandated compensation data for fiscal years 2023, 2024 and 2025 for our NEOs, along with certain financial performance measures. In reviewing the table, our stockholders should note the following:

●	The amounts in columns (b) and (d) of the table are taken from or derived directly from the total compensation paid to the relevant NEOs as reported in this year’s or prior years’ Summary Compensation Tables;

●	The “compensation actually paid” in columns (c) and (e) represents a compensation disclosure mandated by the SEC, the intent of which is to try and isolate the amount of compensation earned by the relevant NEO(s) in each year. To calculate “compensation actually paid,” we are required to start with the totals for that year as reported in the Summary Compensation Table, deduct the Summary Compensation Table values for stock and option awards, and then add back amounts for new and previously outstanding stock and option awards in a manner mandated by the SEC. The disclosure and calculations are complex and can be confusing, and the amounts determined in accordance with the rules often bear no relation to the money or the economic value received or monetized by a particular NEO in the given year. We therefore caution that the term “compensation actually paid” should not be read literally and does not actually reflect the “take home” amounts received by our NEOs in a given year; and

●	The SEC rules require that we include in the Pay Versus Performance table information regarding the results of our net income as prepared under U.S. GAAP. U.S. GAAP net income was not a performance metric in any of our compensation programs and did not affect the compensation awarded to our NEOs for the years covered by the Pay Versus Performance Table. We are nonetheless required to include such information in the table and we urge our investors to keep in mind that U.S. GAAP net income did not drive the amount of pay awarded to or realized by our NEOs.

Pay Versus Performance Table

Year	Summary Compen-sation Table Total for PEO (Castanos) (1)	Compen-sation Actually Paid to PEO (Castanos) (1)			Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compen-sation Actually Paid to Non-PEO NEOs (2)		Net Income
			Summary Compensation Table Total for PEO (Rehn) (1)	Compensation Actually Paid to PEO (Rehn)			Value of Initial Fixed $100 Investment Based on Total Shareholder Return (3)

(a)	(b)	(c)	(b)	(c)	(d)	(e)	(g)	(h)
2025	$447,838	$423,038	N/A	N/A	$48,924	$35,479	$4.89	$2,653,000
2024	$476,838	$331,638	$350,047	$348,047	$217,153	$368,236	$1.33	($7,600,000)
2023	N/A	N/A	$379,426	($859,477)	$240,902	$209,462	$7.70	($9,228,000)

(1)	Warren Rehn was the Company’s principal executive officer (“PEO”) for all 2023 and for a portion of 2024. Pablo Castanos was the Company’s PEO for a portion of 2024 and all of 2025.
(2)	The Company’s NEOs other than the PEO for fiscal year 2023 were Pablo Castanos and Julie Weedman; for fiscal year 2024 were Julie Weedman and Joe Dwyer, each for a portion of the year; and for fiscal year 2025 were Joe Dwyer and Anil Jiwani, each for portion of the year. Pablo Castanos was the Company’s non-PEO NEO for a portion of 2024 and as such, his 2024 compensation is reported both in columns (b) and (c) as the Company’s PEO as well as in columns (d) and (e) as one of the Company’s NEOs other than the PEO.
(3)	Total Shareholder Return (“TSR”) represents the value as of the end of each relevant fiscal year of a hypothetical $100 investment in the Company’s common stock on December 31, 2022, assuming dividend reinvestment. No dividends were paid on stock or option awards in 2025, 2024 or 2023.

1.	Warren Rehn was the Company’s PEO for all of 2023 and for a portion of 2024. The following table contains a reconciliation of the amounts reflected in the Summary Compensation Table for Mr. Rehn for 2023 and 2024 (as reported in column (b), above) as compared to the Compensation Actually Paid to Mr. Rehn for each such covered year (as reported in column (c), above).

	2023	2024

Summary Compensation Table total for Mr. Rehn for the covered year	$379,423	$350,047
Less Stock awards as reported in the Summary Compensation Table for the covered year	$0	$(126,000)
Plus Fair value of stock awards granted during the covered fiscal year that are outstanding and unvested as of the end of that covered fiscal year	$0	$0
Plus (Minus) Change in fair value as of the end of the covered fiscal year of stock awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	$(934,500)	$0
Plus Fair value of stock awards that are granted and vest in the covered fiscal year	$0	$126,000
Plus Change in fair value as of the vesting date of any stock awards granted in a prior fiscal year that vest during the covered fiscal year	$(304,400)	$(2,000)
Less Fair value as of the end of the prior fiscal year of all stock awards forfeited during the covered fiscal year	$0	$0
Plus The dollar value of all dividends or dividend equivalent amounts paid on awards in the covered fiscal year	$0	$0
Compensation Actually Paid to Mr. Rehn for the covered year	$(859,477)	$348,047

2.	Pablo Castanos was the Company’s PEO for a portion of 2024 and all of 2025. The following table contains a reconciliation of the amounts reflected in the Summary Compensation Table for Mr. Castanos for 2024 and 2025 (as reported in column (b), above) as compared to the Compensation Actually Paid to Mr. Castanos for 2024 and 2025 (as reported in column (c), above).

	2024	2025

Summary Compensation Table total for Mr. Castanos for the covered year	$476,838	$447,838
Less Stock awards as reported in the Summary Compensation Table for the covered year	$(164,000)	$(135,000)
Plus Fair value of stock awards granted during the covered fiscal year that are outstanding and unvested as of the end of that covered fiscal year	$36,000	$135,000
Plus (Minus) Change in fair value as of the end of the covered fiscal year of stock awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	$(8,600)	$48,000
Plus Fair value of stock awards that are granted and vest in the covered fiscal year	$0	$0
Plus (Minus) Change in fair value as of the vesting date of any stock awards granted in a prior fiscal year that vest during the covered fiscal year	$(8,600)	$(72,800)
Less Fair value as of the end of the prior fiscal year of all stock awards forfeited during the covered fiscal year	$0	$0
Plus The dollar value of all dividends or dividend equivalent amounts paid on awards in the covered fiscal year	$0	$0
Compensation Actually Paid to Mr. Castanos for the covered year	$331,638	$423,038

3.	The following table contains a reconciliation of the average of the amounts reflected in the Summary Compensation Table for the company NEOs (other than the PEOs) for each year covered in the pay for performance table above (as reported in column (d), above) as compared to the Average Compensation Actually Paid to the non-PEO NEOs for each such covered year (as reported in column (e), above). The company NEOs (other than the PEOs) whose compensation is used to calculate the average amounts in the pay versus performance table above for fiscal year 2023 were Pablo Castanos and Julie Weedman, for fiscal year 2024 were Pablo Castanos, Julie Weedman and Joe Dwyer, and for the fiscal year 2025 were Joe Dwyer and Anil Jiwani.

	2023	2024	2025
Average of Summary Compensation Table Total for non-PEOs named executive officers	$240,902	$291,285	$48,924
Less Average of stock awards as reported in the Summary Compensation Table for the covered year	($32,400)	($66,333)	$0
Plus Average of fair value of stock awards granted during the covered fiscal year that are outstanding and unvested as of the end of that covered fiscal year	$32,400	$15,000	$0
Plus (Minus) Average of the change in fair value as of the end of the covered fiscal year of stock awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	$(26,940)	$(2,191)	$0
Plus Average of fair value of stock awards that are granted and vest in the covered fiscal year	$0	$0	$0
Plus Average of change in fair value as of the vesting date of any stock awards granted in a prior fiscal year that vest during the covered fiscal year	$(4,500)	$(2,191)	$(11,500)
Less Average of the fair value as of the end of the prior fiscal year of all stock awards forfeited during the covered fiscal year	$0	$0	$(1,945)
Plus The dollar value of all dividends or dividend equivalent amounts paid on awards in the covered fiscal year	$0	$0	$0
Average Compensation Actually Paid to the non-PEOs named executive officers for the covered year	$209,462	$368,236	$35,479

Compensation Actually Paid and Cumulative TSR

The following graph reflects the relationship between the amount of “compensation actually paid” to our PEOs and the average amount of “compensation actually paid” to the Company’s NEOs as a group (excluding our PEOs) with the Company’s cumulative TSR over the three years presented in the table. The Company does not use TSR as a performance measure in the overall executive compensation program.

Compensation Actually Paid and GAAP Net Income

The following graph reflects the relationship between the amount of “compensation actually paid” to our PEOs and the average amount of “compensation actually paid” to the Company’s NEOs as a group (excluding our PEOs) with the Company’s net income, as reported under US GAAP, over the three years presented in the table. The Company does not use net income as a performance measure in the overall executive compensation program.

Risk Management

The board of directors has determined that risks arising from our compensation policies and practices for our executives and employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee and board of directors assess our compensation policies and practices from time to time to ensure that the incentives provided in our compensation arrangements do not emphasize short-term risk taking at the expense of decisions likely to enhance stockholder value over the long term.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Person Transactions

We do not have a formal written policy for the review and approval of transactions with related parties. However, the Audit Committee Charter and our Code of Ethics and Business Conduct each provide guidelines for reviewing any “related party transaction.” In particular, the Audit Committee Charter requires that the Audit Committee review any transaction involving Golden Minerals and a related party at least once a year or upon any significant change in the transaction or relationship. Additionally, our Code of Ethics and Business Conduct prohibits conflicts of interest and provides non-exclusive examples of conduct that would violate the prohibition. If any of our employees are unsure as to whether a conflict of interest exists, the employee is instructed to consult with a specified compliance officer.

We annually require each of our directors and executive officers to complete a directors’ or officers’ questionnaire, respectively, that elicits information about related party transactions. Our board and legal counsel annually review all transactions and relationships disclosed in the directors’ and officers’ questionnaires, and the board makes a formal determination regarding each director’s independence. If a director were determined no longer to be independent, that director, if he or she serves on any of the Audit Committee, the Corporate Governance and Nominating Committee, or the Compensation Committee, would be removed from such committee prior to (or otherwise would not participate in) any future meetings of the committee. If the transaction were to present a conflict of interest, the board would determine the appropriate response.

Indemnification Agreements with Officers and Directors

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted under Delaware law.

OWNERSHIP OF COMMON STOCK

The following table contains information about the beneficial ownership (unless otherwise indicated) of our common stock as of April 13, 2026 by:

●	each person known by us to beneficially hold 5% or more of our outstanding common stock,
●	each of our directors,
●	each of our named executive officers, and
●	all of our executive officers and directors as a group.

All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to us. Except as otherwise noted, we believe that all of the persons and groups shown below have sole voting and investment power with respect to the common stock indicated.

Directors, Executive Officers and 5% Stockholders of Golden Minerals(1)	Beneficial Ownership as of April 13, 2026 (2)
	Number	Percentage
Pablo Castanos (3)	240,000	1.51%
Jeffrey G. Clevenger (4)	156,108	*
Deborah J. Friedman (5)	108,000	*
Kevin R. Morano (6)	129,773	*
David H. Watkins (7)	129,893	*
Anil Jiwani (8)	-	-
Directors and Executive Officers as a group (5 persons)	763,774	4.80%

*	The percentage of common stock beneficially owned is less than 1%.
(1)	The address of these persons, unless otherwise noted, is c/o Golden Minerals Company, 1312 17th Street, Unit #2136, Denver, Colorado, 80202.
(2)	For each holder that holds restricted stock, options, restricted stock units, warrants or other securities that are currently vested or exercisable or that vest or become exercisable within 60 days of April 13, 2026, we treat the common stock underlying those securities as owned by that holder and as outstanding shares when we calculate that holder’s percentage ownership of our common stock. We do not treat that common stock as outstanding when we calculate the percentage ownership of any other holder.
(3)	Consists of 240,000,000 RSUs all of which are vested or will vest within 60 days following April 13, 2026.
(4)	Consists of (i) 22,508 shares of common stock held directly and (ii) 133,600 RSUs which are vested or will vest within 60 days following April 13, 2026. Does not include 128 shares of common stock owned by Mr. Clevenger’s spouse for which he disclaims beneficial ownership.
(5)	Consists of 108,000 RSUs all of which are vested or will vest within 60 days following April 13, 2026.
(6)	Consists of (i) 280 shares of common stock held directly; and (ii) 129,493 RSUs, all of which are vested or will vest within 60 days following April 13, 2026.
(7)	Consists of (i) 400 shares of common stock held directly; and (ii) 129,493 RSUs, all of which are vested or will vest within 60 days following April 13, 2026.
(8)	Mr. Jiwani was granted 200,000 RSUs on February 26,2026, which vest in two equal installments, 50% vesting on February 26, 2027 and 50% on February 26, 2028

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report.

The Audit Committee is currently comprised of Kevin R. Morano (Chairperson), Deborah Friedman and David Watkins. The Audit Committee is responsible for overseeing and evaluating the Company’s financial reporting process on behalf of the board of directors, selecting and retaining the independent auditors, and overseeing and reviewing the internal audit function of the Company.

Management has the primary responsibility for the Company’s financial reporting process, accounting principles, and internal controls, as well as preparation of the Company’s financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent auditors. The Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP or that an audit of the annual financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the independent auditors are, in fact, “independent.”

The Audit Committee has met and held discussions with management and the independent auditors on a regular basis. The Audit Committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent auditors without the presence of the Company’s management. The Audit Committee has reviewed and discussed with both management and the independent auditors the Company’s consolidated financial statements as of and for the year ended December 31, 2025, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the Audit Committee that the financial statements were prepared in accordance with GAAP. The Audit Committee has relied on this representation, without independent verification, and on the representations of the independent auditors included in their report on the consolidated financial statements.

The Audit Committee discussed with the independent auditors the matters required to be discussed pursuant to the Statement of Auditing Standards, as amended, the Public Company Accounting Oversight Board (PCAOB) Auditing Standards. The independent auditors have provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee has discussed with the independent auditors their independence. The Audit Committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with maintaining auditor independence. The Audit Committee has concluded that the provision of non-audit services by the independent auditors was compatible with the maintenance of independence in the conduct of their auditing functions.

Based upon its review and discussions with management and the independent auditors and the reports of the independent auditors, and in reliance upon such information, representations, reports and opinions, the Audit Committee recommended that the board of directors approve the audited financial statements for inclusion in the Company’s annual report on Form 10-K for the year ended December 31, 2025 and the board of directors accepted the Audit Committee’s recommendations.

Submitted by the Members of the Audit Committee:

Kevin R. Morano, Chairperson

Deborah Friedman

David H. Watkins

OTHER INFORMATION

Stockholder Proposals

Stockholders may present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. Stockholder proposals prepared in accordance with the proxy rules must be received by us on or before December 31, 2026, to be included in our proxy statement for the annual meeting of stockholders in 2027. In addition, in accordance with our Bylaws, if a stockholder proposal is not received by us between February 26, 2027, and the close of business on March 28, 2027, it will not be considered or voted on at the annual meeting. Our Bylaws also contain other procedures to be followed for stockholder proposals for stockholder action, including the nomination of directors.

To be timely, a stockholder’s notice to the secretary must be delivered to, or mailed and received at, the principal executive offices of the Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

OTHER MATTERS

Our management and the board of directors know of no other matters to be brought before the annual meeting. If other matters are presented properly to the stockholders for action at the annual meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the common stock represented by such proxy are entitled to vote.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the annual meeting, as we hope you will, you may vote your shares during the annual meeting.

By order of the Board of Directors,

Anil Jiwani
Chief Financial Officer

Our Annual Report on Form 10-K filed with the Securities and Exchange Commission (including exhibits) may be obtained at no charge by any stockholder entitled to vote at the annual meeting who writes to: Golden Minerals Company, Attn: Investor Relations, 1312 17th Street, Unit #2136, Denver, Colorado, 80202 or at investor.relations@goldenminerals.com.

NAME & ADDRESS HERE PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone. Vote Your Proxy on the Internet: Go to www.AALvote.com/AUMN Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1-866-804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it and return it in the postage-paid envelope provided. CONTROL NUMBER As a stockholder of Golden Minerals Company, you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 11, 2026. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. GOLDEN MINERALS COMPANY ANNUAL MEETING OF STOCKHOLDERS JUNE 12, 2026 AT 1:00 p.m. MOUNTAIN DAYLIGHT TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GOLDEN MINERALS COMPANY The stockholder(s) hereby appoint(s) Pablo Castanos and/or Anil Jiwani, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Golden Minerals Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at Embassy Suites by Hilton Denver International Airport, Room Mount Evans, 7001 Yampa Street, Denver, CO 80249 at 1:00 p.m. MDT on June 12, 2026, and any adjournment or postponement thereof. Please check here if you plan to attend the Annual Meeting. ☐ NAME & ADDRESS HERE BARCODE HERE CONTROL NUMBER Address Change: (If you noted any Address Changes above, please mark box.) ☐ This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Signature Date Title Signature (Joint Owners) NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company, or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 12, 2026: The Notice, Proxy Statement and Annual Report are available at: https://web.viewproxy.com/AUMN/2026 PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. When properly executed, your proxy card/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted FOR each of the nominees listed in Proposal No. 1 and FOR Proposal No. 2. Your Board of Directors recommends a vote FOR each of the nominees listed in Proposal No 1. Please mark your votes like this 1. ELECTION OF DIRECTORS: FOR WITHHOLD (1a) Jeffrey G. Clevenger ☐ ☐ (1b) Pablo Castanos ☐ ☐ (1c) Deborah J. Friedman ☐ ☐ (1d) Kevin R. Morano ☐ ☐ (1e) David H. Watkins ☐ ☐ Your Board of Directors recommends a vote FOR each of Proposal No. 2. 2. To ratify the appointment of Haynie & Company as our independent registered public accounting firm for the fiscal year ended December 31, 2026. FOR ☐ AGAINST ☐ ABSTAIN ☐ Note: Such other business that may properly come before the meeting.